Exhibit 99.1

June 23, 2025

Dear Stockholder,

We would like to inform you that, after the conclusion of our Annual Stockholder Meeting, our provider, Broadridge Financial Solutions Inc., advised us that it had encountered technical difficulties during the live webcast of our Meeting on June 17, 2025. Unfortunately, their issue prevented some of you from logging in and participating as we had intended. Broadridge extends its apology for any inconvenience or frustration this may have caused to you and to us.

To ensure all stockholders have access to the information and discussions presented at the Meeting, we have made a full replay of the Meeting available. Whether you were unable to participate live or would simply like to revisit the proceedings, you can view the recording at your convenience by visiting: www.virtualshareholdermeeting.com/HCWB2025. Additionally, if you are a stockholder and were unable to submit a question for us during our Annual Stockholder Meeting, you may submit your question at info@hcwbiologics.com.

We greatly appreciate your continued support and thank you for your engagement as valued members of our stockholder community.

Sincerely,

HCW Biologics Inc.